Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Six Flags, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-59249 and 333-131831) on Form S-8 of Six Flags, Inc. of our reports dated March 11, 2009, with respect to the consolidated balance sheets of Six Flags, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity (deficit) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Six Flags, Inc.

        Our report dated March 11, 2009 contains an explanatory paragraph that states the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1(c), the Company has incurred recurring losses, has a stockholders' deficit and has substantial liquidity needs arising in August 2009 raising substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        Our audit report on the consolidated financial statements refers to the Company's adoption of Financail Accounting Standards No. 157, Fair Value Measurement, as of January 1, 2008, the adoption of Emerging Issues Task Force Topic D-98 ("EITF Topic D-98"), Classification and Measurement of Redeemable Securities, as amended at the March 12, 2008 meeting of the Emerging Issues Task Force ("EITF"), as of December 31, 2007, the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, as of January 1, 2007, the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006, the adoption of the balance sheet recognition provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of December 31, 2006, and the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.

KPMG LLP

Dallas, Texas
March 11, 2009